Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces First Quarter 2016 Financial Results;
Declares Quarterly Dividend
Indiana, PA, April 26, 2016 - First Commonwealth Financial Corporation (NYSE: FCF) today announced financial results for the first quarter of 2016.
First Quarter 2016 Highlights
Profitability

•	Loans experienced solid growth from the prior quarter of 9.8% on an annualized basis;

•	Deposits grew 10.1% from the prior quarter on an annualized basis;

•	The net interest margin expanded three basis points from the prior quarter to 3.29%; and

•	The efficiency ratio improved to 60.10% driven by lower operational expenses.
Net Income

•	First quarter net income was $12.5 million, or $0.14 diluted earnings per share. Net income was impacted by the following items:

◦
Net interest income increased by $0.6 million as compared to the prior quarter, primarily as a result of strong commercial loan growth and expansion in the net interest margin, and is at the highest level since the fourth quarter of 2010;

◦
Noninterest income benefited from $0.7 million in gains on the sale of mortgage loans and $0.4 million of swap income, as well as a 7.9% increase in service charges on deposit accounts and card-related interchange income over the prior year period; offset by a negative fair market value adjustment for commercial loan interest rate swaps of $1.0 million;

◦	Noninterest expense of $38.1 million is at the lowest level since the fourth quarter of 2007; and

◦
Provision for credit losses totaled $6.5 million, an increase of $0.4 million from the previous quarter, due primarily to a $6.0 million specific reserve for a steel and aluminum servicing company placed into nonperforming status in the first quarter of 2016.

“I am encouraged by our results this quarter, particularly with commercial loan growth and our continuing improvement with efficiency. I’m also pleased with the progress our team has made thus far in 2016 with the build out of our presence in Ohio,” stated T. Michael Price, President and Chief Executive Officer.  “This quarter also marks our third consecutive quarter of positive operating leverage, in that revenue growth has outpaced expenses. This was no small task in the face of today’s operating environment.”

Financial Summary

(dollars in thousands,	For the Three Months Ended
except per share data)	March 31,	December 31,	March 31,
	2016	2015	2015
Net income	$12,473	$10,061	$14,221
Diluted earnings per share	$0.14	$0.11	$0.16
Return on average assets	0.76%	0.61%	0.91%
Return on average common equity	6.87%	5.50%	8.03%
Efficiency ratio (1)	60.10%	66.62%	64.20%
Core efficiency ratio (1)	59.53%	60.31%	62.82%
Net interest margin (FTE)	3.29%	3.26%	3.35%
(1) See Supplemental Information - Definitions and reconciliation of non-GAAP financial measures

Financial Results Summary
For the three months ended March 31, 2016, net income was $12.5 million, or $0.14 diluted earnings per share, compared to net income of $10.1 million, or $0.11 diluted earnings per share, in the fourth quarter of 2015 and net income of $14.2 million, or $0.16 diluted earnings per share, in the first quarter of 2015. The increase in net income compared to the fourth quarter of 2015 was driven by a $5.0 million decrease in noninterest expense as a result of one-time severance, acquisition and real-estate expenses during the fourth quarter of 2015 and a $0.6 million increase in net interest income in the first quarter of 2016, offset by a decrease of $1.8 million in noninterest income, excluding net securities gains. The decrease in net income compared to the first quarter of 2015 was primarily driven by an increase in the provision for credit losses of $5.4 million, offset by lower noninterest expense of $1.7 million.

Return on average assets and return on average equity were 0.76% and 6.87%, respectively, for the first quarter of 2016, as compared to 0.91% and 8.03% in the first quarter of 2015.

Net Interest Income and Net Interest Margin
First quarter 2016 net interest income, on a fully taxable-equivalent basis, increased by $0.6 million to $49.7 million as compared to the fourth quarter of 2015. The increase from the prior quarter was primarily the result of strong commercial loan growth combined with a three basis point increase in the net interest margin to 3.29%. The yield on interest-earning assets improved by six basis points, offset by a four basis point increase in funding costs. A $96.3 million increase in average interest-earning assets also contributed to the improvement in net interest income.
As compared to the first quarter of 2015, net interest income, on a fully taxable-equivalent basis, increased by $1.8 million. The net interest margin of 3.29% in the first quarter of 2016 was six basis points lower than in the first quarter of 2015, of which seven basis points was attributable to a $1.0 million FHLB special dividend received in the first quarter of 2015, a four basis point increase in funding costs and a three basis point decline in the yield on interest-

earning assets between the periods, partially offset by a $258.6 million, or 4.4%, increase in average interest-earning assets.
Total deposits grew by $105.8 million in the first quarter, for an annualized growth rate of 10.1%. Average deposits increased $25.3 million in the first quarter of 2016 from the prior quarter. Average deposits decreased $47.4 million from the year-ago quarter, which include the addition of $89.9 million in deposits acquired as part of the First Community acquisition, due in part to the intentional runoff of higher-cost brokered time deposits in 2015. Average brokered time deposits of $3.4 million were relatively flat compared to the fourth quarter of 2015; however, brokered deposits decreased $118.4 million from the year-ago quarter. Average short-term borrowings increased $68.4 million from the prior quarter and increased $398.4 million over the year-ago period, partly due to the aforementioned runoff in brokered deposits. Average noninterest-bearing demand deposits were flat as compared to the prior quarter and increased $94.2 million from the year-ago quarter, due in part to the addition of $11.6 million related to the First Community acquisition. Noninterest-bearing demand deposits currently comprise 26.9% of total deposits. Average interest-bearing demand and savings deposits increased $46.5 million from the prior quarter and $52.8 million from the year-ago period, which includes the addition of $36.1 million related to the First Community acquisition.
Credit Quality
The provision for credit losses totaled $6.5 million for the three months ended March 31, 2016, an increase of $0.4 million as compared to the prior quarter and an increase of $5.4 million from the same quarter last year. The first quarter 2016 provision for credit losses included a $6.0 million specific reserve for a steel servicing company placed into nonperforming status in the first quarter of 2016.
At March 31, 2016, nonperforming loans were $61.8 million, an increase of $11.0 million from December 31, 2015 and an increase of $12.6 million from March 31, 2015. The increase from the fourth quarter of 2015 was primarily related to the aforementioned commercial credit placed into nonperforming status in the first quarter of 2016. Nonperforming loans as a percentage of total loans were 1.29%, 1.08% and 1.11% for the periods ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively.
During the first quarter of 2016, net charge-offs were $2.1 million, compared to $3.8 million in the prior quarter and $6.5 million in the first quarter of 2015. Net charge-offs in the first quarter of 2016 included a $1.1 million charge-off of a previously established reserve for an energy company that was classified as nonaccrual in the third quarter of 2013. Net charge-offs in the fourth quarter of 2015 included a $2.0 million charge-off of a previously established reserve for a manufacturing company that was classified as nonaccrual in the third quarter of 2015. Net charge-offs for the first quarter of 2015 included $3.1 million for the aforementioned loan to an energy company and a $1.2 million write-down on a nonaccrual loan to an equipment distributor.
The allowance for credit losses was $55.2 million at March 31, 2016, and as a percentage of total loans outstanding was 1.15%, 1.08% and 1.05% for March 31, 2016, December 31, 2015 and March 31, 2015, respectively. General reserves as a percentage of non-impaired loans were 0.88%, 0.94% and 0.98% for March 31, 2016, December 31, 2015 and March 31, 2015, respectively.
Other real estate owned (OREO) acquired through foreclosure was $8.6 million at March 31, 2016 as compared to $9.4 million at December 31, 2015 and $7.0 million at March 31, 2015. There were no significant additions to OREO in the first quarter of 2016.
Noninterest Income
Noninterest income, excluding net securities gains, decreased $1.8 million in the first quarter of 2016 as compared to the prior quarter and decreased $0.4 million compared to the same quarter last year. The decrease from the prior quarter is primarily the result of a $1.2 million decline in the fair market value of commercial loan interest rate swaps (offset by a $0.4 million increase in swap income) and a decrease of $0.5 million in service charges on deposit accounts and card-related interchange income as a result of seasonal fluctuations.
The decrease from the prior-year period of $0.4 million is primarily related to a decline of $0.8 million in the fair market value of commercial loan interest rate swaps (offset by a $0.1 million increase in swap income), offset by a $0.5 million increase in service charges on deposit accounts and card-related interchange income and a $0.2 million increase in gain on the sale of mortgage loans.
Noninterest Expense
Noninterest expense decreased $5.0 million in the first quarter of 2016 from the prior quarter and decreased $1.7 million as compared to the first quarter of 2015. The decrease compared to the prior quarter is primarily attributable to several one-time expenses in the fourth quarter of 2015, which included a $2.1 million one-time severance charge for the realignment of our consumer businesses, $0.9 million of one-time expenses related to the acquisition of First Community Bank, and $0.6 million related to the disposition of two former headquarter bank facilities. In addition, provision expense associated with the reserve for unfunded loan commitments, which is included in other operating expenses, decreased $1.0 million compared to the fourth quarter of 2015.
Noninterest expense decreased $1.7 million in the first quarter of 2016 as compared to the first quarter of 2015 and is primarily attributable to decreases of $0.4 million in occupancy expense related to lower snow removal and utilities, a decline of $0.9 million in the reserve for unfunded loan commitments, which is included in other operating expenses, lower operational losses of $0.8 million due to abnormally high debit card fraud losses as a result of merchant breaches in the first quarter of 2015, offset by a $0.3 million increase in data processing expense due to the issuance of chip debit cards to our customers during the first quarter of 2016.
Full time equivalent staff declined to 1,216 at March 31, 2016 from 1,265 and 1,299 at December 31, 2015 and March 31 2015, respectively. The decrease is primarily attributable to staff reductions as a result of the realignment of our consumer businesses, offset by the recent expansion of mortgage and retail banking in our Ohio market.

The efficiency ratio, calculated as total noninterest expense as a percentage of total revenue (which consists of net interest income on a fully taxable equivalent basis plus total noninterest income, excluding net securities gains), was 60.10% and 64.20% for the three months ended March 31, 2016 and 2015, respectively. The core efficiency ratio, which excludes securities gains and losses, amortization of intangible assets and other nonrecurring items, was 59.53% and 62.82% for the three months ended March 31, 2016 and 2015, respectively. The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported amounts, including a reconciliation of the core efficiency ratio.
Dividends and Capital
First Commonwealth Financial Corporation declared a common stock quarterly dividend of $0.07 per share, which is payable on May 20, 2016 to shareholders of record as of May 6, 2016. This dividend represents a 3.1% projected annual yield utilizing the April 25, 2016 closing market price of $9.17.
On January 27, 2016, First Commonwealth’s Board of Directors authorized an additional $25.0 million common stock repurchase program, under which the corporation repurchased 19,447 shares at an average price of $8.42 per share in the first quarter, totaling $0.2 million.
First Commonwealth’s capital ratios for Total, Tier I, Leverage and Common Equity Tier I at March 31, 2016 were 12.1%, 11.1%, 9.8% and 9.9%, respectively. Our current capital levels meet the fully-phased in Basel III capital requirements issued by the U.S. bank regulators.
Conference Call
First Commonwealth will host a quarterly conference call to discuss its financial results for the first quarter 2016 on Wednesday, April 27, 2016 at 2:00 PM (ET). The call can be accessed by dialing (toll free) 1-844-792-3645 or through the company’s web page, http://www.fcbanking.com/InvestorRelations. A replay of the call will be available approximately two hours following the conclusion of the conference. A link to the call replay will be accessible at this web page for 30 days.
About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a financial services company with $6.7 billion in total assets and 110 banking offices in 17 counties throughout western and central Pennsylvania and central Ohio, and a Corporate Banking Center in northeast Ohio. First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency. For more information about First Commonwealth or to open an account today, please visit www.fcbanking.com.

Forward-Looking Statements
This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control. Factors that could cause actual results, performance or achievements to differ from those discussed in the forward-looking statements include, but are not limited to: (1) local, regional, national and international economic conditions and the impact they may have on First Commonwealth and its customers; (2) volatility and disruption in national and international financial markets; (3) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; (4) inflation, interest rate, commodity price, securities market and monetary fluctuations; (5) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which First Commonwealth must comply; (6) the soundness of other financial institutions; (7) political instability; (8) impairment of First Commonwealth’s goodwill or other intangible assets; (9) acts of God or of war or terrorism; (10) the timely development and acceptance of new products and services and perceived overall value of these products and services by users; (11) changes in consumer spending, borrowings and savings habits; (12) changes in the financial performance and/or condition of First Commonwealth’s borrowers; (13) technological changes; (14) acquisitions and integration of acquired businesses; (15) First Commonwealth’s ability to attract and retain qualified employees; (16) changes in the competitive environment in First Commonwealth’s markets and among banking organizations and other financial service providers; (17) the ability to increase market share and control expenses; (18) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (19) the reliability of First Commonwealth’s vendors, internal control systems or information systems; (20) the costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals; and (21) other risks and uncertainties described in the reports that First Commonwealth files with the Securities and Exchange Commission, including its most recent Annual Report on Form 10‐K. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.
Contact:
Investor Relations:
Ryan M. Thomas
Vice President / Finance and Investor Relations
724-463-1690
RThomas1@fcbanking.com
###

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
SUMMARY RESULTS OF OPERATIONS
Net interest income (FTE) (1)	$49,749	$49,179	$47,990
Provision for credit losses	6,526	6,130	1,159
Noninterest income	13,715	15,282	14,191
Noninterest expense	38,144	43,129	39,854
Net income	12,473	10,061	14,221

Earnings per common share (diluted)	$0.14	$0.11	$0.16

KEY FINANCIAL RATIOS

Return on average assets	0.76%	0.61%	0.91%
Return on average shareholders' equity	6.87%	5.50%	8.03%
Return on average tangible common equity (8)	8.88%	7.10%	10.39%
Efficiency ratio (2)	60.10%	66.62%	64.20%
Core efficiency ratio (3)	59.53%	60.31%	62.82%
Net interest margin (FTE) (1)	3.29%	3.26%	3.35%

Book value per common share	$8.24	$8.09	$7.95
Tangible book value per common share (7)	6.38	6.23	6.13
Market value per common share	8.86	9.07	9.00
Cash dividends declared per common share	0.07	0.07	0.07

ASSET QUALITY RATIOS
Nonperforming loans as a percent of end-of-period loans (4)	1.29%	1.08%	1.11%
Nonperforming assets as a percent of total assets (4)	1.06%	0.92%	0.89%
Net charge-offs as a percent of average loans (annualized)	0.18%	0.32%	0.59%
Allowance for credit losses as a percent of nonperforming loans (5)	89.33%	99.94%	101.09%
Allowance for credit losses as a percent of end-of-period loans (5)	1.15%	1.08%	1.05%

CAPITAL RATIOS
Shareholders' equity as a percent of total assets	10.9%	11.0%	11.3%
Tangible common equity as a percent of tangible assets (6)	8.7%	8.7%	8.9%
Leverage Ratio	9.8%	9.9%	9.9%
Risk Based Capital - Tier I	11.1%	11.3%	11.4%
Risk Based Capital - Total	12.1%	12.3%	12.3%
Common Equity - Tier I	9.9%	10.0%	10.1%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
INCOME STATEMENT
Interest income	$53,353	$52,335	$51,085
Interest expense	4,546	4,086	3,913
Net Interest Income	48,807	48,249	47,172
Taxable equivalent adjustment (1)	942	930	818
Net Interest Income (FTE)	49,749	49,179	47,990
Provision for credit losses	6,526	6,130	1,159
Net Interest Income after Provision for Credit Losses (FTE)	43,223	43,049	46,831

Net securities (losses) gains	—	(278)	105
Trust income	1,255	1,323	1,421
Service charges on deposit accounts	3,708	4,048	3,318
Insurance and retail brokerage commissions	1,959	1,986	2,195
Income from bank owned life insurance	1,296	1,323	1,354
Gain on sale of mortgage loans	683	565	439
Gain on sale of other loans and assets	195	427	224
Card-related interchange income	3,557	3,717	3,418
Derivative mark-to-market	(1,014)	146	(230)
Other income	2,076	2,025	1,947
Total Noninterest Income	13,715	15,282	14,191

Salaries and employee benefits	21,677	22,822	21,892
Net occupancy	3,481	3,194	3,911
Furniture and equipment	2,867	2,757	2,680
Data processing	1,759	1,618	1,438
Pennsylvania shares tax	758	1,076	794
Intangible amortization	137	136	156
Collection and repossession	569	597	511
Other professional fees and services	791	1,157	930
FDIC insurance	1,038	967	1,059
Litigation and operational losses	244	482	1,000
Loss on sale or write-down of assets	96	1,075	262
Merger and acquisition related	—	894	—
Other operating expenses	4,727	6,354	5,221
Total Noninterest Expense	38,144	43,129	39,854

Income before Income Taxes	18,794	15,202	21,168
Taxable equivalent adjustment (1)	942	930	818
Income tax provision	5,379	4,211	6,129
Net Income	$12,473	$10,061	$14,221

Shares Outstanding at End of Period	88,959,315	88,961,268	89,656,007
Average Shares Outstanding Assuming Dilution	88,845,201	88,850,049	90,889,035

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	March 31,	December 31,	March 31,
	2016	2015	2015
BALANCE SHEET (Period End)
Assets
Cash and due from banks	$62,141	$66,644	$62,161
Interest-bearing bank deposits	11,024	2,808	3,124
Securities available for sale, at fair value	950,795	949,512	1,316,361
Securities held to maturity, at amortized cost	396,444	384,324	30,253
Loans held for sale	5,849	5,763	5,892

Loans	4,798,755	4,683,750	4,437,601
Allowance for credit losses	(55,222)	(50,812)	(46,697)
Net loans	4,743,533	4,632,938	4,390,904

Goodwill and other intangibles	165,594	165,731	162,937
Other assets	363,774	359,170	360,210
Total Assets	$6,699,154	$6,566,890	$6,331,842

Liabilities and Shareholders' Equity
Noninterest-bearing demand deposits	$1,155,795	$1,116,689	$1,039,929

Interest-bearing demand deposits	92,125	86,365	73,112
Savings deposits	2,467,978	2,390,607	2,462,986
Time deposits	585,757	602,233	717,722
Total interest-bearing deposits	3,145,860	3,079,205	3,253,820

Total deposits	4,301,655	4,195,894	4,293,749

Short-term borrowings	1,518,742	1,510,825	1,125,520
Long-term borrowings	81,342	81,481	136,491
Total borrowings	1,600,084	1,592,306	1,262,011

Other liabilities	64,101	59,144	63,222
Shareholders' equity	733,314	719,546	712,860
Total Liabilities and Shareholders' Equity	$6,699,154	$6,566,890	$6,331,842

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	For the Three Months Ended
	March 31,	Yield/	December 31,	Yield/	March 31,	Yield/
	2016	Rate	2015	Rate	2015	Rate
NET INTEREST MARGIN

Assets
Loans (FTE)(1)(4)	$4,745,252	3.88%	$4,684,215	3.83%	$4,478,240	3.92%
Securities and interest bearing bank deposits (FTE) (1)	1,331,233	2.57%	1,295,982	2.46%	1,339,682	2.60%
Total Interest-Earning Assets (FTE) (1)	6,076,485	3.59%	5,980,197	3.53%	5,817,922	3.62%
Noninterest-earning assets	541,109		550,568		540,469
Total Assets	$6,617,594		$6,530,765		$6,358,391

Liabilities and Shareholders' Equity
Interest-bearing demand and savings deposits	$2,553,896	0.11%	$2,507,385	0.12%	$2,501,145	0.10%
Time deposits	594,929	0.62%	615,781	0.62%	789,272	0.77%
Short-term borrowings	1,503,013	0.60%	1,428,818	0.46%	1,141,098	0.34%
Long-term borrowings	81,409	3.57%	96,669	3.01%	147,389	2.22%
Total Interest-Bearing Liabilities	4,733,247	0.39%	4,648,653	0.35%	4,578,904	0.35%
Noninterest-bearing deposits	1,096,692		1,097,013		1,002,498
Other liabilities	57,301		58,887		58,674
Shareholders' equity	730,354		726,212		718,315
Total Noninterest-Bearing Funding Sources	1,884,347		1,882,112		1,779,487
Total Liabilities and Shareholders' Equity	$6,617,594		$6,530,765		$6,358,391

Net Interest Margin (FTE) (annualized)(1)		3.29%		3.26%		3.35%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)
	March 31,	December 31,	March 31,
	2016	2015	2015
Loan Portfolio Detail
Commercial Loan Portfolio:
Commercial, financial, agricultural and other	$1,190,384	$1,150,906	$1,066,788
Commercial real estate	1,552,904	1,479,000	1,400,276
Real estate construction	256,856	220,736	107,882
Total Commercial	3,000,144	2,850,642	2,574,946

Consumer Loan Portfolio:
Closed-end mortgages	745,924	753,586	751,599
Home equity lines of credit	467,038	470,879	458,912
Total Real Estate - Consumer	1,212,962	1,224,465	1,210,511

Auto loans	499,897	519,809	566,450
Direct installment	25,126	25,993	26,296
Personal lines of credit	45,905	47,424	41,301
Student loans	14,721	15,417	18,097
Total Other Consumer	585,649	608,643	652,144
Total Consumer Portfolio	1,798,611	1,833,108	1,862,655
Total Portfolio Loans	4,798,755	4,683,750	4,437,601
Loans held for sale	5,849	5,763	5,892
Total Loans	$4,804,604	$4,689,513	$4,443,493

	March 31,	December 31,	March 31,
	2016	2015	2015
ASSET QUALITY DETAIL
Nonperforming Loans:
Loans on nonaccrual basis	$33,470	$24,345	$24,587
Troubled debt restructured loans held for sale on nonaccrual basis	—	—	3,011
Troubled debt restructured loans on nonaccrual basis	13,366	12,360	8,978
Troubled debt restructured loans on accrual basis	14,979	14,139	12,630
Total Nonperforming Loans	$61,815	$50,844	$49,206
Other real estate owned ("OREO")	8,636	9,398	7,025
Repossessions ("Repos")	345	227	417
Total Nonperforming Assets	$70,796	$60,469	$56,648
Loans past due in excess of 90 days and still accruing	1,330	2,455	4,245
Classified loans	110,816	86,440	58,393
Criticized loans	142,625	133,963	122,216

Nonperforming assets as a percentage of total loans, plus OREO and Repos	1.47%	1.29%	1.27%
Allowance for credit losses	$55,222	$50,812	$46,697

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Net Charge-offs (Recoveries):
Commercial, financial, agricultural and other	$1,258	$2,675	$4,880
Real estate construction	(223)	8	—
Commercial real estate	(491)	246	64
Residential real estate	264	18	470
Loans to individuals	1,308	889	1,099
Net Charge-offs	$2,116	$3,836	$6,513

Net charge-offs as a percentage of average loans outstanding (annualized)	0.18%	0.32%	0.59%
Provision for credit losses as a percentage of net charge-offs	308.41%	159.80%	17.80%
Provision for credit losses	$6,526	$6,130	$1,159

DEFINITIONS AND RECONCILIATION OF NON-GAAP MEASURES

(1) Net interest income has been computed on a fully taxable equivalent basis ("FTE") using the 35% federal income tax statutory rate.
(2) Efficiency ratio is "total noninterest expense" as a percentage of total revenue. Total revenue consists of "net interest income, on a fully taxable equivalent basis," plus "total noninterest income," excluding "net impairment losses" and "net securities gains."

(3) Core efficiency ratio excludes from total revenue the impact of derivative mark-to-market and excludes from "total noninterest expense" the amortization of intangibles, unfunded commitment expense and any other unusual items deemed by management to not be related to normal operations, such as merger, acquisition and severance costs.

(4) Includes held for sale loans.
(5) Excludes held for sale loans.

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Core Efficiency Ratio:
Total Noninterest Expense	$38,144	$43,129	$39,854
Adjustments to Noninterest Expense:
Unfunded commitment reserve	(375)	630	506
Intangible amortization	137	136	156
Severance	—	2,111	—
Merger and acquisition related	—	894	—
Loss on sale or writedown of assets	—	400	50
Noninterest Expense - Core	$38,382	$38,958	$39,142

Net interest income, fully tax equivalent	$49,749	$49,179	$47,990
Total noninterest income	13,715	15,282	14,191
Net securities (losses) gains	—	(278)	105
Total Revenue	$63,464	$64,739	$62,076

Adjustments to Revenue:
Derivative mark-to-market	(1,014)	146	(230)
Total Revenue - Core	$64,478	$64,593	$62,306

(3)Core Efficiency Ratio	59.53%	60.31%	62.82%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

DEFINITIONS AND RECONCILIATION OF NON-GAAP MEASURES

	March 31,	December 31,	March 31,
	2016	2015	2015
Tangible Equity:
Total shareholders' equity	$733,314	$719,546	$712,860
Less: intangible assets	165,594	165,731	162,937
Tangible Equity	567,720	553,815	549,923
Less: preferred stock	—	—	—
Tangible Common Equity	$567,720	$553,815	$549,923

Tangible Assets:
Total assets	$6,699,154	$6,566,890	$6,331,842
Less: intangible assets	165,594	165,731	162,937
Tangible Assets	$6,533,560	$6,401,159	$6,168,905

(6)Tangible Common Equity as a percentage of Tangible Assets	8.69%	8.65%	8.91%

Shares Outstanding at End of Period	88,959,315	88,961,268	89,656,007
(7)Tangible Book Value Per Common Share	$6.38	$6.23	$6.13

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Average Tangible Equity:
Total shareholders' equity	$730,354	$726,212	$718,315
Less: intangible assets	165,666	164,222	163,020
Tangible Equity	564,688	561,990	555,295
Less: preferred stock	—	—	—
Tangible Common Equity	$564,688	$561,990	$555,295

(8)Return on Average Tangible Common Equity	8.88%	7.10%	10.39%

Note: Management believes that it is a standard practice in the banking industry to present these non-GAAP measures. These measures provide useful information to management and investors by allowing them to make peer comparisons.